SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2003

ViroPharma Incorporated

(Exact name of issuer as specified in charter)

DELAWARE	0-021699	94-2347624
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

405 EAGLEVIEW BOULEVARD

EXTON, PENNSYLVANIA 19341

(Address of principal executive offices)

(610) 458-7300

(Registrant’s telephone number, including area code)

Item 5—Other Events.

ViroPharma Incorporated (“ViroPharma”) is filing a set of “Frequently Asked Questions” and the answers to these questions. The “Frequently Asked Questions” reflect information that experience has demonstrated to be often requested by analysts and investors.

ViroPharma Incorporated

Frequently Asked Questions

See “Important Information Regarding the Answers to

these Frequently Asked Questions” below.

(Revised through May 2003)

Hepatitis C Program

What is hepatitis C?

Hepatitis C virus (HCV) is recognized as a major cause of chronic hepatitis worldwide. The World Health Organization (WHO) estimates that 170 million people are infected throughout the world. According to the Centers for Disease Control and Prevention (CDC), there are nearly 4 million people infected with HCV in the United States. Approximately 85 percent of persons infected with HCV develop chronic hepatitis, of which 20 percent progress to liver cirrhosis. Chronic HCV infection can also lead to the development of hepatocellular carcinoma and liver failure. There are no vaccines or specific antiviral treatments available for hepatitis C, and current treatments are effective in only 10% to 40% of patients.

Do you have product candidates to treat hepatitis C?

Yes. ViroPharma and Wyeth are conducting a phase I clinical study with the collaboration’s lead HCV product candidate, HCV-371. We anticipate having “proof of concept” data that will allow us to assess the antiviral activity of HCV-371 by mid-2003. If the data from this study is supportive, the companies plan to advance HCV-371 into phase 2 studies in HCV-infected patients in late-2003. ViroPharma and Wyeth are advancing several distinct compound classes shown to inhibit viral replication activities in preclinical studies, and expect to advance at least one additional compound into human trials by the end of 2003.

Picovir® and Picornavirus Diseases

What are picornaviruses and what diseases do they cause?

Picornaviruses are a large, very prevalent group of RNA viruses that are responsible for a significant portion of all human viral disease. These viruses, particularly the rhinovirus and enterovirus members of the picornavirus family, cause a diverse range of illnesses. They are the predominant cause of myocarditis, encephalitis, bronchitis, otitis media, neonatal enteroviral disease, viral meningitis and the common cold. Infections by these viruses can also lead to acute disease exacerbations in individuals with asthma and chronic obstructive pulmonary disease (COPD). Immunocompromised patients, including transplant patients and patients receiving chemotherapy, are extremely susceptible to severe and life-threatening diseases caused by picornavirus infections.

What is Picovir®?

Picovir® is a proprietary, orally administered small molecule inhibitor of picornaviruses that was discovered by scientists who founded or are currently with VIROPHARMA. Picovir® has been demonstrated to inhibit picornavirus replication in vitro by a novel, virus-specific mode of action. Picovir® works by inhibiting the function of the viral protein coat, also known as the viral capsid, which is essential for virus infectivity and transmission. Laboratory studies have shown that Picovir® integrates within the picornavirus capsid at a specific site that is common to a majority of picornaviruses, including rhinoviruses and enteroviruses, and disrupts several stages of the virus infection cycle. Based on these laboratory studies, our clinical trials completed to date, and Picovir’s® broad spectrum anti-picornavirus activity, we believe that Picovir® may be useful in treating a number of picornavirus diseases. There are currently no antiviral medicines available to treat these diseases.

Oral Picovir®

As part of our effort to explore alternatives for the potential use of Picovir® to treat diseases caused by picornaviruses, ViroPharma is considering the development of Picovir® for the treatment of severe or life-threatening enteroviral infections. Since August 1996, we have made Picovir® available on an open label basis for patients with severe or life-threatening diseases caused by picornaviruses. In March 2003, we submitted an application for Orphan Drug designation for oral Picovir® in treatment of life-threatening chronic enteroviral meningoencephalitis in patients with agammaglobulinemia or hypogammaglobulinemia caused by primary immune deficiency (CEMA). Since August 1996, we have made Picovir® available on an open label basis for patients with severe or life-threatening diseases caused by picornaviruses. CEMA patients comprise a portion of the patients enrolled in our compassionate use program.

Orphan Drug status has certain advantages, such as market exclusivity for the particular indication if certain conditions are met, tax credits, and a wavier of user fees. However, Orphan Drug designation does not shorten or simplify the regulatory review and approval process. We will need to work closely with the FDA’s Division of Antiviral Drug

Products and agree on the development plans to obtain FDA approval of our drug for the orphan indication.

Intranasal Picovir®

While we received a not-approvable letter from the FDA in 2002 regarding an oral tablet form of Picovir® for treating the common cold in adults, we are continuing to explore ways to maximize the value of Picovir® by evaluating an intranasal approach to treating the common cold. We expect that an intranasal formulation of Picovir® would deliver a small fraction of the dose administered with the oral formulation, and at the same time deliver significantly more drug to the site of infection. As a result, we believe that an intranasal approach is the best way to reduce the risk of drug interactions. We are in discussions with potential partners for this program. While we do not intend to fund significant clinical development of Picovir® for the treatment of the common cold without a partner, we may conduct a study intended to evaluate the antiviral activity of an intranasal formulation of Picovir®.

Discovery Research

Is ViroPharma trying to discover treatments for SARS?

Yes. We are currently evaluating compounds from our chemical library for potential inhibitors of the recently identified coronavirus that is believed to cause severe acute respiratory syndrome (SARS). The SARS coronavirus (SARS-CoV) is an RNA virus, a virus group for which we have substantial expertise in antiviral drug discovery and development.

We are collaborating with the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID) in Frederick, Maryland on this program. USAMRIID and ViroPharma have together established a high capacity testing assay and are evaluating compounds provided by us in an effort to discover specific antiviral compounds that prevent SARS-CoV from attacking healthy human cells.

Does ViroPharma have a bio-defense program?

Yes. We are working with the government and others in the area of biodefense and initiated a program to discover and advance potential antiviral product candidates that address National Institutes of Health “category A viruses,” which include smallpox virus and viral hemorrhagic fever viruses (Ebola, Lassa and Rift Valley fever viruses). Last fall, we applied to be considered for government funding to help defray the costs of advancing this program and hope to be moving ahead in this program the second half of this year.

Important Information Regarding the Answers to these

“Frequently Asked Questions”

The answers to these “Frequently Asked Questions” contain forward-looking statements that involve a number of risks and uncertainties, including those relating to:

•	our anticipation of having “proof of concept” data that will allow us to assess the antiviral activity of HCV 371 by mid-2003;
•	our plan to initiate phase 2 studies with HCV 371 in late-2003;
•	our plan to advance another HCV product candidate into clinical trials by the end of 2003;
•	our consideration of the development of Picovir® for the treatment of life-threatening chronic enteroviral meningoencephalitis in patients with agammaglobulinemia or hypogammaglobulinemia caused by primary immune deficiency (CEMA);
•	our evaluation of an intranasal formulation of Picovir® for the treatment of the common cold;
•	our expectation that an intranasal formulation of Picovir® would reduce the overall amount of the drug delivered, while at the same time increasing the amount of drug delivered to the site of infection, and reduce the risk of drug interactions;
•	our consideration of a study to evaluate the antiviral activity of an intranasal formulation of Picovir®;
•	our plan not to fund additional significant clinical development of Picovir® for the treatment of the common cold without a partner;
•	our efforts to engage a partner for the development and commercialization of an intranasal formulation of Picovir® to treat the common cold;
•	our efforts to discover a treatment for SARS; and
•	our efforts to secure government funding for the discovery of treatments for disease caused by “Category A” viruses in our biodefense initiative and our plan to advance that program during the second half of 2003.

Our actual results could differ materially from those results expressed in, or implied by, the answers to these forward-looking statements. There can be no assurance that:

•	we will be able to continue or complete our current clinical studies of HCV371;
•	HCV371 will demonstrate antiviral activity;
•	we will, or will be able to, initiate phase 2 clinical studies with HCV371 in the timeframe that we expect, or at all;
•	we will, or will be able to, initiate clinical studies with any other HCV product candidate in the timeframe that we expect, or at all;
•	the results of our clinical studies of HCV371, or any other product candidate, will be positive;
•	we will develop, or will be successful in developing, Picovir® to treat CEMA patients;
•	we will conduct a study to evaluate the antiviral activity of an intranasal formulation of Picovir®, or that we will be successful in developing a viable intranasal formulation of Picovir® for the treatment of the common cold;

•	an intranasal formulation of Picovir® will reduce the risk of drug interactions;
•	we will be successful in engaging a partner for the development and commercialization of an intranasal formulation of Picovir® to treat the common cold;
•	we will be able to discover a treatment for SARS; or
•	we will be able to secure government funding for the discovery of treatments for disease caused by “Category A” viruses in our biodefense initiative, we will be able to advance that program in the timeframe that we expect, or that we ultimately will be successful in our biodefense efforts.

Conducting clinical trials for investigational pharmaceutical products are subject to risks and uncertainties. Our efforts in SARS and biodefense are discovery stage programs, and as such are inherently uncertain. The discovery of active compounds, advancing promising active compounds through preclinical development and clinical development, and pursuing regulatory approval of product candidates that appear to demonstrate the requisite safety and efficacy, requires considerable time and expense, and the outcomes of those efforts are uncertain. For programs in clinical development, there can be no assurance that planned clinical trials can be initiated, or that planned or ongoing clinical trials can be successfully concluded or concluded in accordance with ViroPharma’s anticipated schedule. These factors, and other factors, including, but not limited to those described in ViroPharma’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in the answers to these Frequently Asked Questions. The forward-looking statements contained in the answers to these Frequently Asked Questions may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: May 8, 2003	By:	/s/ Thomas F. Doyle
Thomas F. Doyle Vice President, General Counsel and Secretary